Exhibit 10.7
FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER AND FORBEARANCE
THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER AND FORBEARANCE (this “Agreement”), entered into as of August 15, 2016, is made and entered into by and among SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) and HOOPER HOLMES, INC., a New York corporation (“Hooper Holmes”), HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company (“Hooper Distribution”), HOOPER WELLNESS, LLC, a Kansas limited liability company (“Hooper Wellness”), ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company (“Accountable Health”), HOOPER INFORMATION SERVICES, INC., a New Jersey corporation (“Hooper Information”), and HOOPER KIT SERVICES, LLC, a Kansas limited liability company (“Hooper Kit”, together with Hooper Holmes, Hooper Distribution, Hooper Wellness, Accountable Health, and Hooper Information, individually as a “Borrower,” and collectively as “Borrowers”).
WHEREAS, Borrowers and Lender are parties to that certain Credit and Security Agreement dated as of April 29, 2016 (as the same may from time to time be amended, restated, supplemented or otherwise modified, collectively, the “Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender has made certain credit facilities available to Borrowers. The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Existing Loan Documents.”
WHEREAS, Borrower (a) has failed to maintain Consolidated Unencumbered Liquid Assets of at least $750,000 as measured on June 30, 2016 as required pursuant to Section 7.1 of the Credit Agreement, (b) has failed to achieve Aggregate Revenue for the twelve (12) consecutive month period ending June 30, 2016 of at least $34,000,000 as required pursuant to Section 7.1 of the Credit Agreement, (c) has failed to achieve EBITDA, on a consolidated basis, for the six (6) consecutive month period ending June 30, 2016 of at least ($2,000,000) as required pursuant to Section 7.1 of the Credit Agreement, and (d) has failed to comply with Sections 7.13.1, 7.13.2 and 7.13.3 of that certain Credit Agreement dated as of April 17, 2015 by and among Borrowers and Closing Date Subordinated Creditor as amended, as required pursuant to Section 8.1(f) of the Credit Agreement, each of which failures constitutes an Event of Default under Section 8.1 of the Credit Agreement (the “Subject Events of Default”);
WHEREAS, by reason of the existence of the Subject Events of Default, Lender has full legal right to exercise its rights and remedies under the Credit Agreement and the other Loan Documents upon the occurrence of an Event of Default, and Borrowers have no defenses, offsets or counterclaims to the exercise of such rights and remedies;
WHEREAS, Borrowers have requested and Lender has agreed to, among other things, (i) for the period from the date hereof through the Forbearance Period (as defined below) to forbear from exercising its rights and remedies under the Loan Documents with respect to the Subject Events of Default and (ii) subject to the satisfaction or waiver, in Lender’s sole discretion, of each of the conditions precedent set forth herein, amend the terms and conditions of the Existing Loan Documents pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Defined Terms. Initially capitalized terms used herein and not defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement (as amended hereby).
2.    Agreement to Forbear. During the period commencing on the date hereof and ending on the earlier to occur of (i) September 30, 2016 and (ii) the occurrence of any Additional Default (as defined below) (the “Forbearance Period”), and subject to the other terms and conditions of this Agreement, Lender agrees that it will forbear from exercising its rights and remedies under the Loan Documents due to the Subject Events of Default. Notwithstanding any provision of this Agreement, nothing contained herein shall limit any rights or remedies of Lender under the Credit Agreement or any other Loan Document based on any Default or Event of Default which is not a Subject Event of Default (each an “Additional Default”). Upon the expiration or termination of the Forbearance Period, Lender’s forbearance shall automatically terminate and Lender shall be entitled to exercise any and all of its rights and remedies under this Agreement, the Credit Agreement and the Loan Documents without further notice; provided however, that in the event that, (i) Borrowers’ Net Accounts Payable (as defined below) is less than $4,900,000 as measured on September 30, 2016 and (ii) no Additional Default has occurred and is continuing, Lenders shall waive the Subject Events of Default. Borrowers hereby agree that Lender shall have no obligation to extend the Forbearance Period. For purposes of this Agreement, “Net Accounts Payable” shall mean, as of any date of determination, an amount equal to (x) the aggregate amount of all accounts payable due and owing by Borrower and its Affiliates minus (y) Borrower’s Consolidated Unencumbered Liquid Assets minus (z) so long as no Default or Event of Default has occurred and is continuing, the amount of any Availability.
3.    Limited Waiver and Forbearance. Except as it relates to the forbearance and potential waiver specifically set forth in Section 2 above as it relates to the Subject Events of Default, nothing contained in this Agreement or any other communication between Lender, Borrowers or any other loan party shall be a waiver of any past, present or future violation, Default or Event of Default of Borrowers under the Credit Agreement or any Loan Document. Lender hereby expressly reserves any rights, privileges and remedies under the Credit Agreement and each Loan Document that Lender may have with respect to any violation, Default or Event of Default, and any failure by Lender to exercise any right, privilege or remedy as a result of the violations set forth above shall not directly or indirectly in any way whatsoever either (i) impair, prejudice or otherwise adversely affect the rights of Lender, except as set forth herein, at any time to exercise any right, privilege or remedy in connection with the Credit Agreement or any Loan Document, (ii) amend or alter any provision of the Credit Agreement or any Loan Document or any other contract or instrument or (iii) constitute any course of dealing or other basis for altering any obligation of Borrower or any rights, privilege or remedy of Lender under the Credit Agreement or any Loan Document or any other contract or instrument. Except with respect to the forbearance relating to, and the potential waiver of, the Subject Events of Default, nothing in this Agreement shall be construed to be a consent by Lender to any prior, existing or future violations of the Credit Agreement or any Loan Document.
4.    Future Compliance. Borrowers are hereby notified that irrespective of (i) any waivers or consents previously granted by Lender regarding the Credit Agreement and the Loan Documents, (ii) any previous failures or delays of Lender in exercising any right, power or privilege under the Credit Agreement or the Loan Documents or (iii) any previous failures or delays of Lender in the monitoring or in the requiring of compliance by Borrowers with the duties, obligations and agreements of Borrowers in the Credit Agreement and the Loan Documents, Borrowers will be expected to comply strictly with its duties, obligations and agreements under the Credit Agreement and the Loan Documents.
5.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)    Effective as of the date hereof, Section 6.1(d) of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of subsection (iv) therein, (ii) renumbering subsection (v) therein as subsection (vi) and (iii) inserting a new subsection (v) immediately preceding the new subsection (vi) therein to read as follows:
(v)    Cash Flow Forecast. An updated 13-week cash flow forecast for Borrower in form and substance acceptable to Lender (which shall include a cumulative comparison of actual results to prior cash flow projections delivered by Borrower) certified by an authorized officer of Borrower, on the first Business Day of each month with respect to the 13-week period then beginning.
(b)     Effective as of the Section 5(b) Effective Date (as defined below), Annex I of the Credit Agreement is hereby amended by amending and restating paragraphs 1 through 3 as follows:
1.    Consolidated Unencumbered Liquid Assets.
Not permit the Consolidated Unencumbered Liquid Assets on the last day of the fiscal quarter ending September 30, 2016 to be less than $1, on the last day of the fiscal quarter ending December 31, 2016 to be less than $500,000, and on the last day of any fiscal quarter thereafter to be less than $750,000.
2.    Minimum Aggregate Revenue.
Not permit the Aggregate Revenue for the twelve (12) consecutive month period ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum LTM Aggregate Revenue (in millions of Dollars) as of the end of:
Q3 2016	Q4 2016	Q1 2017	Q2 2017 and each fiscal quarter thereafter
$34	$38	$41	$42

3.    Minimum EBITDA.
Not permit the EBITDA of Borrower, on a consolidated basis, for the applicable period of measure set forth below and ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum EBITDA as of the end of:
Nine (9) consecutive month period ending Q3 2016	Twelve (12) consecutive month period ending Q4 2016
($2,000,000)	($500,000)

Minimum EBITDA as of the end of:
Twelve (12) consecutive month period ending Q1 2017	Twelve (12) consecutive month period ending Q2 2017	Twelve (12) consecutive month period ending Q3 2017 and thereafter
$500,000	$900,000	$2,500,000

6.    Representations and Warranties. Borrowers represent and warrant to Lender that, before and after giving effect to this Agreement:
(a)    All warranties and representations made to Lender under the Credit Agreement and the Loan Documents are accurate in all material respects on and as of the date hereof as if made on and as of the date hereof, before and after giving effect to this Agreement.
(b)    The execution, delivery and performance by each Credit Party of this Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth herein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained.
(c)    This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith constitutes the legal, valid and binding obligation of each respective Credit Party, enforceable against such Credit Party in accordance with its respective terms.
(d)    Except for the Subject Events of Default, no Default or Event of Default has occurred and is continuing or would exist under the Credit Agreement or any of the Loan Documents, before and after giving effect to this Agreement.
7.    Conditions Precedent. (i) The amendments set forth in Section 5(a) shall be effective on the date hereof upon completion of the following conditions precedent except Section 7(c) and (ii) the amendments set forth in Section 5(b) shall be effective upon completion of the following conditions precedent (the date on which all such conditions are completed or waived referred to herein as the “Section 5(b) Effective Date”) (with all documents to be in form and substance satisfactory to Lender and Lender’s counsel):
(a)    Lender shall have received this Agreement duly executed by Borrowers;
(b)    Lender shall have received that certain Third Amendment to Credit Agreement and Limited Waiver and Forbearance by and among Hooper Holmes and Closing Date Subordinated Creditor dated as of the date hereof, duly executed by all parties thereto;
(c)    Lenders shall have received evidence, in form and substance acceptable to Lender in its sole discretion, that Borrowers’ Net Accounts Payable is less than $4,900,000 as measured on September 30, 2016;
(d)    Payment of all fees, charges and expenses payable to Lender on or prior to the date hereof, if any, and an amendment fee which Borrowers hereby agree Lender has fully earned as of the date hereof in an amount equal to Fifty Thousand and No/100 Dollars ($50,000); and

(e)    Borrowers shall have executed and/or delivered such additional documents, instruments and agreements as requested by Lender.
8.    Miscellaneous.
(a)    Reference to the Effect on the Credit Agreement. Upon the effectiveness of this Agreement, each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import or (ii) the other Loan Documents to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by this Agreement.
(b)    Ratification. Borrowers hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof.
(c)    Release. By execution of this Agreement, Borrowers acknowledge and confirm that Borrowers do not have any actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against any Released Party (as defined below), whether asserted or unasserted. Notwithstanding any other provision of any Loan Document, to the extent that such actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands may exist, Borrowers voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely release and forever discharge Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties, arising out of or relating to this Agreement, the Credit Agreement and the other Loan Documents which Releasing Parties ever had or now have against any Released Party, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.
(d)    Security Interest. Borrowers hereby confirm and agree that all security interests and liens granted to Lender continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any liens other than liens in favor of Lender and Permitted Liens. Nothing herein contained is intended to in any way impair or limit the validity, priority and extent of Lender’s existing security interest in and liens upon the Collateral.
(e)    Costs and Expenses. Borrowers agree to pay on demand all usual and customary costs and expenses of Lender and/or its Affiliates in connection with the preparation,

execution, delivery and enforcement of this Agreement and all other agreements and instruments executed in connection herewith, including, including without limitation reasonable attorneys’ fees and expenses of Lender’s counsel.
(f)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS.
(g)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signatures sent by facsimile or electronic mail shall be deemed originals for all purposes and shall bind the parties hereto.
(h)    ALoan Document. This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection with or pursuant to this Agreement shall be deemed to be a “Loan Document” under and as defined in the Credit Agreement for all purposes.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first hereinabove written.

BORROWERS:
HOOPER HOLMES, INC., a New York corporation
HOOPER WELLNESS, LLC, a Kansas limited liability company
ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company
HOOPER INFORMATION SERVICES, INC., a New Jersey corporation
HOOPER KIT SERVICES, LLC, a Kansas limited liability company

By:         /s/ Steven Balthazor
Name: Steven Balthazor
Title: Chief Financial Officer

As Chief Financial Officer of each of the above entities and, in such capacity, intending by this signature to legally bind each of the above entities

HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company By: /s/ Steven Balthazor Name: Steven Balthazor Title: Manager

Signature Page to First Amendment to Credit and Security Agreement and Limited Waiver and Forbearance

LENDER:	SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership By: /s/ B Kalb Name: B. Kalb Title: Authorized Signatory

Signature Page to First Amendment to Credit and Security Agreement and Limited Waiver and Forbearance